EXHIBIT 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

I hereby consent to the incorporation by reference in this Form S-8 prepared by Victory Energy Corporation (the “Company”) of information contained in my report dated January 31, 2014, with respect to estimates of reserves and future net revenue of Victory Energy Corporation, as of December 31, 2012.

February 24, 2014	By:	/s/ James A. Nicolson
James A. Nicolson Senior Reservoir Engineer P.E. # 81351 Cambrian Management, LTD F-5345